EDGEWELL PERSONAL CARE COMPANY
RESTRICTED STOCK EQUIVALENT AWARD AGREEMENT
This Restricted Stock Equivalent Award Agreement (this “Award Agreement”) is made and entered into as of _______________, 20__ (the “Grant Date”), by and between Edgewell Personal Care Company (the “Company”) and ___________________ (the “Participant”). Capitalized terms not defined in this Award Agreement shall have the respective meanings given such terms by the Edgewell Personal Care Company 2018 Stock Incentive Plan (the “Plan”).
1.Award. The Company hereby grants to the Participant an Award (the “Award”) of [____________] Restricted Stock Equivalents (the “Restricted Equivalents”) subject to the provisions of the Plan and to the terms and conditions of this Award Agreement.

2.Vesting and Payment. Subject to the provisions of the Plan and this Award Agreement, _________ of the Restricted Equivalents will vest on each of the __________ and __________ anniversary of the Grant Date (each such date a “Vesting/Payment Date”). Upon vesting, each vested Equivalent will convert at that time into the right to receive one share of Common Stock, which, less the number of shares of Common Stock withheld to satisfy tax withholding pursuant to Paragraph 9 below, will be issued to the Participant on, or as soon as practicable after, the Vesting/Payment Date, but no later than the later of (i) the December 31st immediately following the Vesting/Payment Date, or (ii) the 15th day of the third calendar month following the Vesting/Payment Date.

3.Acceleration of Vesting and Payment. Notwithstanding the provisions of Paragraph 2 above, the Restricted Equivalents will immediately vest, convert into the right to receive shares of Common Stock and be paid to the Participant (or in the event of the Participant’s death, the Participant’s designated beneficiary) in the event of:
(a)the Participant’s death;
(b)the Participant’s Disability; or
(c)a Change of Control of the Company if either (i) the employment of the Participant is terminated or (ii) the acquirer does not agree to assume or substitute the Restricted Equivalents for similar awards on shares of acquirer’s common stock.
In the event of acceleration because of the occurrence of one of the first two events above, the shares of Common Stock from the conversion of the Restricted Equivalents, less the number of shares of Common Stock withheld to satisfy tax withholding pursuant to Paragraph 9 below, will be issued, and related payments, if any, shall be paid, no later than the later of (i) the December 31st immediately following such event, or (ii) the 15th day of the third calendar month following such event. In the event of acceleration because of the occurrence of a Change of Control of the Company, if the Change of Control qualifies as a Section 409A Change of Control, the shares of Common Stock from the conversion of the Restricted Equivalents, less the number of shares of Common Stock withheld to satisfy tax withholding pursuant to Paragraph 9 below, will be issued, and related payments, if any, shall be paid, no later than the later of (i) the December 31st immediately following the Change of Control, or (ii) the 15th day of the third calendar month following the Change of Control; otherwise, the shares of Common Stock from the conversion of the Restricted Equivalents, less the number of shares of Common Stock withheld to satisfy tax withholding pursuant to Paragraph 9 below, will be issued, and related payments, if any, shall be paid, no later than the later of (i) the December 31st immediately following the Vesting/Payment Date, or (ii) the 15th day of the third calendar month following the Vesting/Payment Date.
4.Dividend Equivalents. If and to the extent that the Restricted Equivalents vest, additional cash payments equal to the amount of dividends, if any, which would have been paid to the Participant had shares of Common Stock been issued in lieu of the Restricted Equivalents which have vested, as well as any cash dividend for which the record date has passed but the payment date has not yet occurred, will be paid at the same time as the Restricted Equivalents on which the dividend equivalents are being paid. No interest shall be included in the calculation of such dividend equivalents.

5.Shareholder Rights. The Participant shall not be entitled, prior to the conversion of the Restricted Equivalents into the right to receive shares of Common Stock and the issuance of such shares to the Participant, to any rights as a shareholder with respect to such shares of Common Stock, including the right to vote, sell, pledge, transfer or otherwise dispose of the shares.

6.Forfeiture.
(a)All rights in and to any and all Restricted Equivalents granted pursuant to this Award Agreement, and to any shares of Common Stock into which they would convert, which have not vested as described in Paragraph 2 or 3 above, shall be forfeited upon:

(i)the Participant’s voluntary or involuntary termination of employment, except as described in Paragraph 6(b) below; or
(ii)a determination by the Committee that the Participant engaged in competition with the Company or other conduct contrary to the best interests of the Company in violation of Paragraph 8 below.

(b)[If the Participant incurs a voluntary termination of employment that is (i) more than 12 months after the Grant Date and (ii) on or after the date on which the Participant (A) is at least 55 years of age and (B) has 10 or more Years of Service as of the date of such termination of employment, the Participant shall not forfeit a portion of the Restricted Equivalents equal to the number of unvested Restricted Equivalents subject to this Award Agreement multiplied by a fraction, the numerator of which is the number of full months in the period which begins on the first day of the month in which the Grant Date occurs and ends on the first day of the month following the Participant’s termination of employment, and the denominator of which is the number of full months from the Grant Date to the applicable Vesting/Payment Date. “Years of Service“ means the number of years of service the Participant is credited with for vesting purposes under any U.S. qualified plan maintained by the Company or its affiliates, regardless of whether the Participant is a participant in such plan. In the event of such a voluntary termination of employment, the shares of Common Stock from the conversion of the Restricted Equivalents, less the number of shares of Common Stock withheld to satisfy tax withholding pursuant to Paragraph 9 below, will be issued, and related payments, if any, shall be paid, no later than the later of (i) the December 31st immediately following such event, or (ii) the 15th day of the third calendar month following such event.]

7.Recoupment. As provided by Section 6.9 of the Plan, notwithstanding anything in the Plan or this Award Agreement, the Company will be entitled to the extent required by applicable law (including, without limitation, Section 10D of the Exchange Act and any regulations promulgated with respect thereto) or Exchange listing conditions, in each case as in effect from time to time, to recoup compensation of whatever kind paid under this Award Agreement by the Company at any time.
8.Participant Covenants. The Participant hereby covenants:

(a)Confidential Information. By executing this Award Agreement, the Participant agrees that, except as otherwise permitted by Paragraph 8(h) below, he or she shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of his or her assigned duties and for the benefit of the Company, either during the period of his or her employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its affiliates, or their businesses, which the Participant shall have obtained during his or her employment by the Company or an affiliate. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Participant; (ii) becomes known to the public subsequent to disclosure to the Participant through no wrongful act of his or hers, or any of his or her representatives; or (iii) the Participant is required to disclose by applicable law, regulation or legal process (provided that the Participant provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) or (ii) of the preceding sentence, the Participant’s obligation to maintain such disclosed information in confidence shall not terminate if only portions of the information are in the public domain.

(b)Non-Competition. By executing this Award Agreement, the Participant acknowledges that his or her services are of a unique nature for the Company that are irreplaceable, and that the Participant’s performance of such services for a competing business will result in irreparable harm to the Company and its affiliates. Accordingly, during the Participant’s employment with the Company or any affiliate and for the one-year period thereafter, the Participant agrees that he or she will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Company or any of its affiliates is engaged on the date of termination or in which they have proposed, on or prior to such date, to be engaged in on or after such date and in which the Participant has been involved to any extent (on other than a de minimis basis) at any time during the one-year period ending with the Participant’s date of termination, in any locale of any country in which the Company or any of its affiliates conducts business. This Paragraph 8(b) shall not prevent the Participant from owning not more than one percent of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business. The Participant agrees that the foregoing restrictions are reasonable, necessary, and enforceable for the protection of the goodwill and business of the Company and its affiliates.

(c)Non-Solicitation. During the Participant’s employment with the Company or an affiliate and for the two-year period thereafter, the Participant agrees that he or she will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce (i) any employee of the Company or any affiliate to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to hire or to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee, or (ii) any customer of the Company or any affiliate to purchase goods or services then sold by the Company or any affiliate from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer. The Participant agrees that the foregoing restrictions are reasonable, necessary, and enforceable in order to protect the Company’s and its affiliates’ trade secrets, confidential and proprietary information, goodwill, and loyalty.

(d)Non-Disparagement. The Participant agrees not to make any statements that disparage the Company or its affiliates or their respective employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Paragraph 8(d), nor shall any actions permitted by Paragraph 8(h) below be subject to this Paragraph 8(d).

(e)Reasonableness. In the event any of the provisions of this Paragraph 8 shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

(f)Equitable Relief.
i.The Participant acknowledges that the restrictions in this Paragraph 8 are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the Company would not have granted this Award Agreement in the absence of such restrictions, and that any violation of any provisions of this Paragraph 8 will result in irreparable injury to the Company and its affiliates. By agreeing to accept this Award Agreement, the Participant represents that his or her experience and capabilities are such that the restrictions contained herein will not prevent him or her from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case. The Participant further represents and acknowledges that he or she has been advised by the Company to consult his or her own legal counsel in respect of this Award Agreement, and the Participant has had full opportunity, prior to agreeing to accept this Award Agreement to review thoroughly its terms and provisions with his or her counsel.
ii.The Participant agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Paragraph 8, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.
iii.The Participant irrevocably and unconditionally consents to the service of any process, pleadings notices or other papers in a manner permitted by law.

(g)Waiver; Survival of Provisions. The failure by the Company to enforce at any time any of the provisions of this Paragraph 8 or to require at any time performance by the Participant of any provisions hereof, shall in no way be construed to be a release of the Participant or waiver of such provisions or to affect the validity of this Award Agreement or any part hereof, or the right of the Company thereafter to enforce every such provision in accordance with the terms of this Award Agreement. The obligations contained in this Paragraph 8 shall survive the termination of the Participant’s employment with the Company or any affiliate and shall be fully enforceable thereafter.

(h)Permissible Actions. Notwithstanding the foregoing, nothing in Paragraph 8(a) or 8(d) above: (i) prohibits the Participant from making reports of possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice and the Securities Exchange Commission, in accordance with the provisions and rules of Section 21F of the Exchange Act, Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) requires notification or prior approval by the Company of any such report; provided that, the Participant is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, the Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

9.Withholding of Taxes. The Company and its Affiliates shall have the right to deduct shares of Common Stock that would otherwise be distributed pursuant to this Award Agreement from any payment made under this Award Agreement in satisfaction of the federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment. Shares of Common Stock tendered as payment of required tax withholding shall be valued at the fair market value of the Company’s Common Stock on the date such tax withholding obligation arises. It shall be a condition to the obligation of the Company to issue shares of Common Stock or other property, or any combination thereof, upon payment of the Award, that the Participant pay to the Company or an Affiliate, upon its demand, such amount as may be requested by the Company or the Affiliate for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes. If the amount requested is not paid, the Company may refuse to issue or pay shares of Common Stock or other property, or any combination thereof.

10.Miscellaneous.
(a)Compliance with Laws. If the Company, in its sole discretion, determines that the listing upon any securities exchange or registration or qualification under any federal, state or local law or any foreign law of any shares to be issued pursuant to an Award is necessary or desirable, issuance of such shares shall not be made until such listing, registration or qualification shall have been completed.

(b)Incorporation of Plan. The Restricted Equivalents are subject to the Plan and any interpretations by the Committee under the Plan, which are hereby incorporated into this Award Agreement by reference and made a part hereof. By the execution of this Award Agreement, the Participant acknowledges that the Plan document and the Plan prospectus, as in effect on the date of this Agreement, have been made available to the Participant for review.

(c)Administration, Interpretation, Etc. Any action taken or decision made by the Company, the Board or the Committee arising out of or in connection with the construction, administration, interpretation or effect of any provision of the Plan or this Award Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on the Participant and all persons claiming under or through the Participant. By receipt of the Restricted Equivalents or other benefit under the Plan, the Participant and each person claiming under or through the Participant shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken under the Plan or this Award Agreement by the Company, the Board or the Committee.

(d)Correction. The Committee may rescind, without further notice to a Participant, any Award or portion thereof issued to the Participant in duplicate or in error.

(e)Entire Agreement. This Award Agreement constitutes the entire agreement of the parties hereto with respect to the matters contained herein and constitutes the only agreement between the parties hereto with respect to the matters contained herein.

(f)Amendment. This Award Agreement may be amended from time to time by the Committee, in its sole discretion, in any manner that the Committee deems necessary or appropriate; provided, however, that no such amendment shall adversely affect in a material manner any right of the Participant under the Award without the written consent of the Participant.

(g)Notices. Any notices necessary or required to be given under this Award Agreement shall be sufficiently given if in writing, and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the last known addresses of the parties hereto, or to such other address or addresses as any of the parties shall have specified in writing to the other party hereto.

(h)Dilution and Other Adjustments.
i.As provided by Section 14.1 of the Plan, in the event of any change in the outstanding shares of Common Stock of the Company by reason of any corporate transaction or change in corporate capitalization such as a stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination, subdivision or exchange of shares, a sale by the Company of all or part of its assets, any distribution to shareholders other than a normal cash dividend, partial or complete liquidation of the Company or other extraordinary or unusual event, the Committee shall make such adjustment in the class and maximum number of shares of Common Stock that may be delivered under the Plan and the Award limits under the Plan, as may be determined to be appropriate by the Committee, and such adjustments shall be final, conclusive and binding for all purposes.

ii.As provided by Section 14.2 of the Plan, in the event of any merger, consolidation or similar transaction as a result of which the holders of shares of Common Stock receive consideration consisting exclusively of securities of the surviving entity (or the parent of the surviving entity) in such transaction, the Committee shall, to the extent deemed appropriate by the Committee, adjust the Award outstanding on the date of such merger, consolidation or similar transaction so that it pertains and applies to the securities which a holder of the number of shares of Common Stock subject to such Award would have received in such merger, consolidation or similar transaction.
iii.As provided by Section 14.3 of the Plan, in the event of a dissolution or liquidation of the Company; a sale of all or substantially all of the Company’s assets (on a consolidated basis); or a merger, consolidation or similar transaction involving the Company in which the holders of shares of Common Stock receive securities and/or other property, including cash, other than shares of the surviving entity in such transaction (or the parent of such surviving entity), the Committee shall, to the extent deemed appropriate by the Committee, have the power to provide for the exchange of the Award (whether or not then vested) for an Award with respect to: (A) some or all of the property which a holder of the number of shares of Common Stock subject to such Award would have received in such transaction; or (B) securities of the acquirer or surviving entity (or parent of such acquirer or surviving entity) and, incident thereto, make an equitable adjustment as determined by the Committee in the number of shares or amount of property subject to the Award or provide for a payment (in cash or other property) to the Participant in partial consideration for the exchange of the Award; provided, however, that in the event that the acquirer does not agree to the assumption or substitution of the Award in the foregoing manner, the Committee shall, to the extent deemed appropriate by the Committee, have the power to cancel, effective immediately prior to the occurrence of such event, the Award (whether or not then vested), and, in full consideration of such cancellation, pay to the Participant an amount in cash, for each share of Common Stock subject to such Award, equal to the value, as determined by the Committee, of such Award.

(i)Beneficiary Designation. A Participant may designate a beneficiary to receive any payment or settlement to which he or she may be entitled in respect of, any Award under the Plan in the event of his or her death in a manner determined by the Committee in its discretion. If a Participant does not designate a beneficiary, or if no designated beneficiary survives the Participant and is living on the date on which any amount becomes payable to such Participant, the term “beneficiary” as used in the Plan and this Award Agreement shall be deemed to be the legal representatives of the Participant’s estate. If there is any question as to the legal right of any beneficiary to receive a settlement or payment of an Award under the Plan, the Committee in its discretion may determine that the Award in question be settled or paid to the legal representatives of the Participant’s estate, in which event the Company, the Board and the Committee and the members thereof will have no further liability to anyone with respect to such Award.

(j)Governing Law. All questions pertaining to the validity, construction, execution and performance of this Award Agreement shall be construed in accordance with, and be governed by, the laws of the State of Missouri, without giving effect to the choice of law principles thereof.

(k)Section 409A. The Restricted Equivalents and the dividend equivalents paid thereon are intended to comply with Section 409A of the Code, and the Plan and this Award Agreement shall be administered and interpreted consistent with such intent. Notwithstanding the foregoing, the Company makes no representations that the Restricted Equivalents and payments provided by this Award Agreement comply with Section 409A of the Code, and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code. Notwithstanding anything in this Award Agreement to the contrary, (i) references to a Participant’s “termination of employment” and similar terms used in this Agreement mean, to the extent necessary to comply with Section 409A of the Code, the date that the Participant first incurs a Separation from Service, and (ii) if at the time of a Participant’s Separation from Service, the Participant is a “specified employee” for purposes of Section 409A of the Code, and the payment of the Restricted Equivalents and any dividend equivalents under this Award Agreement as a result of such Separation from Service is required to be delayed by six months pursuant to Section 409A of the Code, then the Company will make such payment on the date that is the first day of the seventh month following the Participant’s Separation from Service. “Separation from Service” shall have the meaning given such term by Section 409A of the Code, which generally states that an employee has a “Separation from Service” with an employer if the employee dies, retires, or otherwise has a termination of his or her employment with such employer. Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the employer and employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period.

11.Counterparts; Participant Acknowledgment. This Award Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. By the execution of this Award Agreement, the Participant signifies that the Participant has fully read, completely understands, and voluntarily agrees with this Award Agreement and knowingly and voluntarily accepts all of its terms and conditions.

IN WITNESS WHEREOF, the Company and the Participant have duly executed this Award Agreement as of the respective date indicated below.

ACKNOWLEDGED AND ACCEPTED:	EDGEWELL PERSONAL CARE COMPANY

By:
Participant
Name:
Date:
Title:

Date: